Exhibit 10-ee

AMENDED AND RESTATED CONTRIBUTION AGREEMENT

This Amended and Restated Contribution Agreement (the “Agreement”) is entered into as of the 15th day of October, 2018, by and among Brock Fiduciary Services LLC (the “Independent Fiduciary”); JP Morgan Chase Bank, N.A., as directed trustee of the SBC Master Pension Trust (the “Trustee”); AT&T Inc.; and AT&T Mobility II LLC, an indirect wholly owned subsidiary of AT&T Inc. (the “Issuer”).

RECITALS

WHEREAS, AT&T Inc., formerly known as SBC Communications Inc., is a holding company incorporated under the laws of the State of Delaware;

WHEREAS, on September 9, 2013, AT&T Inc. made an in-kind contribution (the “Contribution”) of 320 million cumulative perpetual preferred membership interests (each a “Preferred Interest” and collectively, the “Preferred Interests”) of the Issuer to the SBC Master Pension Trust (the “Trust”), which holds assets of the AT&T Pension Benefit Plan (the “Plan”) pursuant to the terms of a Contribution Agreement between the Independent Fiduciary, Trustee, AT&T Inc., and Issuer, dated as of August 30, 2013 (the “Initial Agreement”);

WHEREAS, on September 9, 2013, the Independent Fiduciary and AT&T Inc. entered into a Supplemental Contribution Agreement which added certain provisions to the Initial Agreement (the “Supplement”);

WHEREAS, the U.S. Department of Labor (“Labor Department”) issued a Prohibited Transaction Exemption (the “PTE”) with respect to the Contribution;

WHEREAS, on September 30, 2014 the Independent Fiduciary, AT&T Inc., Issuer, and AT&T Services, Inc., entered into a Letter Agreement, acknowledged by Trustee, which further modified and clarified certain terms under the Initial Agreement (the “Side Letter”).

WHEREAS, in connection with the making of the Contribution, AT&T Services, Inc. retained the Independent Fiduciary as named fiduciary and investment manager with respect to the Preferred Interests to be held by the Trust pursuant to an Independent Fiduciary Agreement dated as of May 1, 2012, as amended (the “Independent Fiduciary Agreement”), and an Investment Management Agreement dated as of August 30, 2013 (the “Investment Management Agreement”); and

WHEREAS, simultaneously with the execution of this Agreement, the members of Issuer are entering into the Fourth Amended and Restated Limited Liability Company Agreement of AT&T Mobility II LLC (the “LLC Agreement”);

WHEREAS, in connection with entering into this Agreement, AT&T Inc. has agreed to make a payment to the Trust in the amount of $80 million; and

WHEREAS, the parties desire to amend and restate the Initial Agreement as modified by the Side Letter and the Supplement, to, among other things, remove AT&T Inc.’s right to call the

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Preferred Interests and otherwise to replace the Initial Agreement, Side Letter and Supplement with this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

1.      The parties hereby acknowledge and agree that, pursuant to the Initial Agreement, Side Letter and Supplement: (a) AT&T Inc. contributed the Preferred Interests to the Trust, as an addition to the Plan’s assets and in consideration of a reduction of AT&T Inc.’s funding obligation with respect to the Plan, effective as of September 9, 2013 (the “Contribution Date”); and (b) the Independent Fiduciary agreed, effective as of the Contribution Date, to accept the Preferred Interests on behalf of the Trust on the Contribution Date and, in its capacity as an “investment manager” (as such term is defined under section 3(38) of ERISA) to the Plan, directed the Trustee to take any and all action as it determined was necessary or appropriate to consummate such acceptance.

2.      AT&T Inc. and the Issuer each represents and warrants to the Independent Fiduciary as of the date of this Agreement, that:

(a)      The Issuer has been duly formed and is existing as a limited liability company in good standing under the laws of the State of Delaware and has all requisite power and authority of a limited liability company to own, lease and operate its assets and to carry on its business as it is now being conducted. The Issuer is duly qualified to do business as a foreign limited liability company, as applicable, and is in good standing under the laws of each state or other jurisdiction in which the nature of the activities conducted by it or the ownership or leasing of its properties requires such qualification, other than in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on its business operations;

(b)      The authorized and outstanding capital classes of the Issuer, as of the date hereof, is as set forth in the Issuer’s unaudited financial statements for the calendar year ended December 31, 2016, copies of which have been delivered to the Independent Fiduciary;

(c)      The Preferred Interests have been duly authorized and are and will remain validly issued; under the Delaware Limited Liability Company Act, neither AT&T Inc. not the Trust has any obligation to make future payments with respect to the Preferred Interests solely by reason of their status as members;

(d)      This Agreement has been duly authorized, executed and delivered by each of AT&T Inc. and the Issuer and constitutes a valid and legally binding agreement of AT&T Inc. and the Issuer enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

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(e)      The contribution of the Preferred Interests to the Trust, the compliance by AT&T Inc. and the Issuer with all of the provisions of the Initial Agreement and this Agreement, and the consummation of the transactions contemplated in the Initial Agreement and this Agreement did not and will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any material indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument to which AT&T Inc. or any of its subsidiaries, including the Issuer, is now (or was at the Contribution Date) a party or by which AT&T Inc. or any of its subsidiaries, including the Issuer, is now (or was at the Contribution Date) bound, nor did any such action result in any violation of the provisions of the Amended and Restated Articles of Incorporation or the amended and restated Bylaws of AT&T Inc. or the LLC Agreement, or the charter, bylaws, or LLC operating agreements of any of their respective subsidiaries or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over AT&T Inc., the Issuer or any of their respective subsidiaries or any of their respective properties;

(f)      AT&T Inc. is subject to section 13 or 15(d) of the Securities Exchange Act of 1934, as amended;

(g)      Neither the Issuer nor any person acting on its behalf has offered or sold the Preferred Interests by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act of 1933 (the “1933 Act”).

(h)      No commission, within the meaning of section 408(e)(2) of ERISA, or brokerage fee will become due or payable in connection with the execution and delivery of this Agreement or the transactions contemplated hereby; and

(i)      Subject to compliance by the Independent Fiduciary with Section 3 of the Initial Agreement and the accuracy of the Independent Fiduciary’s representations stated therein, it was not necessary in connection with the offer, sale and delivery of the Preferred Interests at the Contribution Date by the Issuer to AT&T Inc. or by AT&T Inc. to the Trust to register the Preferred Interests under the 1933 Act.

3.      The Independent Fiduciary, acting on behalf of the Trust:

(a)      Represents and warrants that it has the authority to act on behalf of the Trust and that all action necessary on the part of the Independent Fiduciary, including its direction to the Trustee, to authorize the execution and delivery of this Agreement on behalf of the Trust has been taken;

(b)      Represents and warrants that its directions to the Trustee are pursuant to the Independent Fiduciary’s authority as an “investment manager” (as such term is defined under section 3(38) of ERISA) to the Plan;

(c)      Acknowledges that the Preferred Interests have not been registered under the 1933 Act and were contributed to the Trust in reliance upon an exemption from such registration under the 1933 Act;

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(d)      Acknowledges that the Trust is an institutional “accredited investor” within the meaning of Rule 501 under the 1933 Act;

(e)      Confirms that the Independent Fiduciary has been informed that the Preferred Interests (i) are not subject to any registration rights and (ii) are “restricted securities” under the 1933 Act and may not be resold or transferred except in accordance with the terms of the LLC Agreement;

(f)      Is aware of the adoption of Rule 144 under the 1933 Act (“Rule 144”) by the U.S. Securities and Exchange Commission, which permits limited public resale of securities of an issuer acquired in a nonpublic offering, subject to the satisfaction of certain conditions, including, among other things: (i) the availability of certain current public information about such issuer, (ii) such public resale being through a broker in an unsolicited “broker’s transaction”, with a “market maker” or in a “riskless principal transaction” and (iii) the amount of securities being sold during any three month period not exceeding specified limitations;

(g)      Represents that, (i) prior to accepting the Contribution on behalf of the Trust, it acquired sufficient information about the Issuer to reach an informed and knowledgeable decision to accept the Contribution, (ii) it had such knowledge and experience in financial and business matters as to make it capable of evaluating the risks to the Trust of accepting the Contribution and to make an informed decision with respect thereto and (iii) the Trust was able to bear the economic risk of accepting the Contribution;

(h)      Agrees that the Issuer shall not be required (i) to transfer on its books any Preferred Interests that have been assigned, sold or otherwise transferred in violation of the provisions of this Agreement or the LLC Agreement nor (ii) to treat as the owner of the Preferred Interests, or otherwise to accord voting, distribution or other rights to, or admit as a member of the Issuer, any person to whom the Preferred Interests have been assigned, sold or otherwise transferred in contravention of this Agreement or the LLC Agreement; and further agrees that the Preferred Interests are subject to the provisions of the LLC Agreement (a copy of which the Independent Fiduciary has received and reviewed);

(i)      Agrees that the Trust shall make no disposition of the Preferred Interests that is contrary to the terms of the Preferred Interests, this Agreement or the LLC Agreement, and shall not pledge or grant any security interest in the Preferred Interests; provided, however, that the Independent Fiduciary shall have the authority under Section 2(c) of the Investment Management Agreement relating to swap transactions; and

(j)      Acknowledges that, in order to reflect the restrictions on the transfer or other disposition of the Preferred Interests, the Preferred Interests will either be issued in certificated form and held in custody by the Trustee on behalf of the Trust or issued in uncertificated form and evidenced on the Issuer’s or its transfer agent’s books (at the Issuer’s option), in either case in the name and under the authority of the Trustee, subject to the direction of the Independent Fiduciary, and subject to restrictive legends or restrictive notations in such books indicating that the Preferred Interests are subject to the provisions of this Agreement and the LLC Agreement (in addition to such other legends or

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notations contemplated by the LLC Agreement), as the same may be amended from time to time hereafter in accordance with the provisions set forth therein and Delaware law.

4.      The Preferred Interests shall, pursuant to the LLC Agreement, continue to accrue cumulative distributions of $1.75 per Preferred Interest per annum, payable quarterly upon declaration by the Issuer and pursuant to the LLC Agreement. At any time when distributions on any outstanding Preferred Interests are in arrears for purposes of the LLC Agreement: (a) the Issuer shall not be permitted to make any transfer of cash to AT&T Inc. or any other member of the Issuer, whether pursuant to a loan, equity distribution or any other arrangement, and (b) AT&T Inc. shall not be permitted to declare any dividends on or make any repurchases of its common stock.

5.      The Independent Fiduciary acknowledges that the aggregate fair market value of the Preferred Interests upon their delivery to the Trustee on the Contribution Date was $9.2032 billion. AT&T Inc. agrees that such valuation of the Preferred Interests as of the Contribution Date for purposes of the minimum amount required to meet the funding requirements of sections 412 and section 430 of the Code (without regard to any subsequent adjustments required by such funding requirements with respect to interest accrual or investment experience) did not exceed $9.2032 billion.

6.      The price for each Preferred Interest (“Option Price”) in the event of an exercise of a Put Option (described below) is the greater of:

(a)      the fair market value of the Preferred Interest, determined by the Independent Fiduciary as of the last date of the calendar quarter preceding the date of exercise of a Put Option or, for the portion of the Preferred Interests that cannot be purchased due to the Put 12-Month Cap (defined in Section 8 below), the fair market value of the Preferred Interest, determined by the Independent Fiduciary as of the last date of the calendar quarter immediately preceding the date such portion of the Preferred Interest is actually purchased by AT&T Inc., and

(b)      the sum of: (i) $25.00, plus (ii) any accrued and unpaid distributions.

For purposes of the foregoing, “the fair market value of the Preferred Interest”

(x)      in cases of exercise of the Put Option on or after September 9, 2020 (other than an exercise prior to September 9, 2022 as the result of a Contingent Event (defined below)), an amount determined based upon $25.00 plus any accrued and unpaid distributions and market conditions at the time, and

(y)      in cases of exercise of the Put Option prior to September 9, 2022 as the result of a Contingent Event, an amount determined based upon the sum of:

(i)      $25.00 plus any accrued and unpaid distributions, and

(ii)      the present value of future distributions (excluding accrued and unpaid distributions accounted for in (i) immediately above) through and ending on September 9, 2022.

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For purposes of the foregoing, “Contingent Event” means an event described in Section 8(a), (b) or (c).

7.       [Reserved].

8.      AT&T Inc. and the Issuer hereby grant to the Trust the right to require AT&T Inc. to purchase the Preferred Interests (the “Put Option”), at a price per Preferred Interest equal to the Option Price, at any time and from time to time on or after the earliest of (a) the first date that the Issuer’s debt-to-total-capitalization ratio (as defined below) exceeds that of AT&T Inc., (b) the date on which AT&T Inc. is rated below investment grade for two consecutive calendar quarters by at least two of the following rating agencies: (x) Standard & Poor’s, (y) Moody’s, or (z) Fitch Group, (c) a “Change of Control” as described in Section 9 (and subject to the additional terms of such Section 9), or (d) September 9, 2020. The Put Option may be exercised as many number of times, and in each case for the number of Preferred Interests, as the Trust elects; provided, however, that except in the event of a Change of Control, AT&T Inc. and its affiliates shall not be required to purchase more than 106,666,667 Preferred Interests in any twelve-month period (the “Put 12-Month Cap”) pursuant to this Agreement or the LLC Agreement. For purposes of this Section 8, the Issuer’s “debt-to-total-capitalization ratio” is defined as the Issuer’s “Debt” (defined below) divided by the sum of the Issuer’s Debt and total members’ equity including outstanding Preferred Interests (as taken directly from the Issuer’s most recently prepared US GAAP balance sheet), and AT&T Inc.’s “debt-to-total-capitalization ratio” is defined as AT&T Inc.’s Debt divided by the sum of AT&T Inc.’s Debt and total shareholders’ equity (as taken directly from AT&T Inc.’s most recently prepared US GAAP balance sheet). For purposes of this Section 8, “Debt” of any Person means, without duplication, (x) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, and (y) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments. Upon the Independent Fiduciary’s request, as of the end of any calendar quarter, AT&T Inc. shall, within forty-five (45) calendar days after the end of such calendar quarter, certify as to whether the Issuer’s debt-to-total-capitalization ratio exceeds that of AT&T Inc. In the event of an exercise pursuant to clause (d) above, the Put Option may only be exercised upon written notice from the Trust delivered to AT&T Inc. during a period beginning on the 15th Business Day prior to the end of each fiscal quarter of AT&T Inc. and ending on the 15th Business Day of the subsequent fiscal quarter of AT&T Inc. The obligation to purchase the Preferred Interests upon exercise of the Put Option may be consummated by, at the sole election of AT&T Inc., any of (or any combination of) AT&T Inc., its wholly-owned, direct or indirect, subsidiaries or Issuer (each, a “Permitted Purchaser”).

9.      For purposes of Section 8 hereof, a “Change of Control” means (a) the occurrence of any merger, reorganization or other transaction that results in AT&T Inc., directly or indirectly, owning less than fifty percent of the capital or profits interests (where the Issuer remains taxable as a partnership), or equity (if the Issuer becomes taxable as a corporation), of the Issuer exclusive of the Preferred Interests or (b) a transfer of fifty percent or more of the Plan liabilities and Trust assets to an entity not under common control with AT&T Inc. Upon a Change of Control, the Put Option shall become exercisable in full, thereby giving the Independent Fiduciary the right to require AT&T Inc. to purchase all or any portion of the Preferred Interests at the Option Price, except that (i) the limitation on the number of Preferred Interests that AT&T Inc. may be required to purchase in any twelve-month period as described in Section 8 shall not apply and (ii) AT&T Inc. shall have a period of up to one year to pay the Option Price.

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10.      At the sole election of AT&T Inc. or other Permitted Purchaser, as the case may be, payment of the Option Price may be made in (a) fully paid and non-assessable shares of AT&T Inc. common stock (“AT&T Shares”), (b) cash, or (c) any combination of AT&T Shares and cash. Any AT&T Shares delivered to satisfy all or a portion of the Option Price shall be valued at the average closing price of the 20 trading days preceding the date of delivery of the applicable notice of exercise of the Put Option by the Trust (or, in the case of a delayed payment pursuant to the one-year payment period described in Section 9 above in connection with a Change of Control, the 20 trading days preceding the actual date of payment). AT&T Inc., the Independent Fiduciary and the Trustee have executed and delivered an Amended and Restated Registration Rights Agreement, dated as of the date hereof, incorporated herein for all purposes, providing for the registration of the AT&T Shares under the 1933 Act and other matters as provided therein.

11.      Notwithstanding anything herein to the contrary, in no event shall AT&T Inc. or any other Permitted Purchaser, as the case may be, be required to deliver more than 250 million AT&T Shares (the “Capped Number”) to the Trust in settlement of the Option Price for the Preferred Interests; provided, however, AT&T Inc. may, in its sole and absolute discretion (subject to the last sentence of this Section 11), deliver (or cause any other Permitted Purchase to delivery) more than the Capped Number of AT&T Shares. AT&T Inc. represents and warrants that the Capped Number is equal to or less than the number of authorized but unissued AT&T Shares that are not reserved for future issuance on the date of this Agreement. In the event AT&T Inc., through delivery of the Capped Number of AT&T Shares and AT&T Shares in addition to the Capped Number of AT&T Shares, if any, shall not have delivered the full number of AT&T Shares otherwise deliverable in settlement of the Option Price for the Preferred Interests, AT&T Inc. will use its best efforts to authorize and deliver additional AT&T Shares. AT&T Inc. may elect, solely at its option, to settle the Option Price, in whole or in part, by delivering cash. In the event of a merger, reorganization, consolidation, recapitalization, separation, split-up, liquidation, share combination, stock split, stock dividend, or other change in the corporate structure of AT&T Inc. affecting the AT&T Shares (including a conversion of the AT&T Shares into cash or other property), an adjustment may be made in the number and class of shares that may be delivered in settlement of the Option Price for the Preferred Interests, as determined by AT&T Inc. to prevent dilution or accretion with respect to the Capped Number and reflect such changes in corporate structure (e.g., substitution of successor shares), provided, that, if AT&T does not make any such adjustment or the Independent Fiduciary disagrees with the adjustment, the Independent Fiduciary can request that AT&T modify its determination and if AT&T fails to do so, the parties shall resolve the matter in accordance with the dispute resolution procedures specified in the Investment Management Agreement. In the event AT&T Inc., through delivery of the Capped Number of AT&T Shares and AT&T Shares in addition to the Capped Number of AT&T Shares, if any, shall not have delivered the full number of AT&T Shares otherwise deliverable in settlement of the Option Price for the Preferred Interests (resulting in a shortfall), the Preferred Interests for which neither AT&T Shares nor cash have been delivered shall remain outstanding, in accordance with their terms.

12.      AT&T Inc. and the Issuer shall be solely responsible for (a) determining the proper treatment of the Preferred Interests, any distributions or other payments with respect thereto, or any proceeds of any redemption or conversion thereof for tax or financial accounting purposes; (b) any and all regulatory reporting or filings required in connection with or as a result of the Contribution or the Trust’s ownership or disposition of the Preferred Interests; (c) the payment of

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any franchise or similar fees or taxes with respect to the Preferred Interests; and (d) any transfer agency or similar fees or expenses relating to the issuance or transfer of the Preferred Interests.

13.      [Reserved]

14.      This Agreement shall be binding upon, and inure solely to the benefit of, the Trust, the Trustee, the Independent Fiduciary, AT&T Inc., the Issuer and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No assignee, purchaser or any other transferee of any Preferred Interests from the Trust shall be treated as a successor or assign of the Trust for the purpose of this Section 14 by reason of such assignment, purchase or other transfer.

15.      This Agreement may be amended only by mutual written agreement of the parties.

16.      This Agreement shall terminate upon the later of the disposition of all Preferred Interests by the Trust and on such date when the PTE (or any successor thereto) shall no longer be necessary for the Trust to hold or dispose of the Preferred Interests or any AT&T Shares received in exchange therefor pursuant to this Agreement. In addition, in the event of partial disposition of Preferred Interests by the Trust, this Agreement shall terminate with respect to, and no provisions of this Agreement (including without limitation, the Put Option and the registration rights associated with the right to receive AT&T Shares) shall apply to, the Preferred Interests that are no longer held by the Trust, effective upon such Preferred Interests ceasing to be held by the Trust.

17.      In the event of the termination or resignation of the Independent Fiduciary, the AT&T Inc. Benefit Plan Investment Committee (the “Committee”), shall appoint a successor independent fiduciary in accordance with the terms of the Investment Management Agreement. Such successor independent fiduciary shall acknowledge in writing the assignment to it of this Agreement and its acceptance of all rights and responsibilities of the Independent Fiduciary hereunder. In the event of a termination or resignation by the Independent Fiduciary, the Independent Fiduciary shall reasonably cooperate with any successor independent fiduciary appointed by the Committee in transitioning its work-in-progress under this Agreement, which cooperation shall include, but shall not be limited to, providing copies of all records regarding the Independent Fiduciary’s activities pursuant to this Agreement, if and to the extent requested by the successor independent fiduciary.

18.      This Agreement shall be governed and construed according to the laws of the State of Delaware without regard to its conflicts of laws provisions, except as superseded and preempted by ERISA or other laws of the United States.

19.      The Preferred Interests described herein have been issued pursuant to, and are subject to the provisions of, the LLC Agreement. In the case of a conflict between this Agreement (including Schedule A hereto) and the LLC Agreement with respect to terms and conditions of the Preferred Interests (including rights and obligations thereto), the LLC Agreement shall control.

20.      This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.

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21.      Any disputes arising under this Agreement shall be resolved in accordance with the dispute resolution procedures specified in the Investment Management Agreement.

22.      AT&T Inc. hereby agrees that in the event any governmental authority undertakes to impose or collect any tax with respect to the acquisition, holding or disposition of any Preferred Interests by the Trust (including, without limitation, any Shares received by the Trust in exchange for Preferred Interests), or with respect to any distribution to the Trust by the Issuer in connection with the Preferred Interests (or such Shares), AT&T Inc. shall, subject to Section 23 of this Agreement, make additional cash contributions to the Trust in the full amount of any resulting tax, any interest or penalties thereon, and any legal, accounting or other expenses of the Trust, including any such amounts as may be incurred by the Independent Fiduciary that are reimbursed by the Trust, to the extent reasonably incurred in connection therewith. The Independent Fiduciary shall reasonably cooperate with AT&T Inc. or any of its affiliates in challenging, disputing, settling or compromising any such asserted tax liability. The parties hereto acknowledge that the Company, or such other person to whom authority with respect to this matter is delegated by the Company, but not the Independent Fiduciary, shall, in its sole discretion be responsible for directing the Trustee with respect to challenging, disputing, settling or compromising the asserted tax liability on behalf of the Trust.

23.      Payment of the contributions contemplated by Section 22 shall be made at such time as AT&T Inc. shall determine so long as the Trust is actively disputing or negotiating the asserted liability, provided that the contributions contemplated herein shall be due and payable as soon as practicable upon the imposition of any final judgment or lien against the Trust, or in the event that the Company directs the Trust to pay a tax liability.

24.      Anything herein to the contrary notwithstanding, no contribution(s) shall be required hereunder to the extent that both (a) the Plan would be deemed to be fully funded (within the meaning Section 7 of this Agreement) after payment of the asserted tax liability and (b) such contribution(s) would be subject to excise tax as excess contributions pursuant to section 4972 of the Code.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement to be effective as of the date set forth above.

AT&T INC.

By:
Name: George B. Goeke
Title: Senior Vice President and Treasurer

AT&T MOBILITY II LLC

By:	AT&T MOBILITY CORPORATION, its sole Manager

By:

Name: George B. Goeke
Title: Treasurer

BROCK FIDUCIARY SERVICES LLC

By:	Brock Capital Group LLC, its Managing Member

	By:	Charles Brock LLC, its Managing Member

By:
Name:
Title:

JP MORGAN CHASE BANK, N.A., as directed trustee of the SBC Master Pension Trust

By:
Name:
Title:

Signature Page to

Amended and Restated Contribution Agreement